ADMINISTRATION, BOOKKEEPING AND
PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of May 19, 2009, between Cook and Bynum Funds Trust (the “Fund”), a business trust organized under the laws of the State of Delaware, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), presently consisting of the portfolios listed in Appendix A (the “Portfolios”) and  made subject to this Agreement.

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund and its Portfolios, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.            ALPS Appointment and Duties.

(a)
The Fund hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)
ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.            ALPS Compensation; Expenses.

(a)
In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.  During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the minimum fee that would be charged for the same services would be the base fee rate (as reflected in Appendix C) increased by 5% per annum.

(b)
ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Fund personnel, except that ALPS, and not the Fund, shall be responsible for the compensation of officers and trustees of the Fund who are officers, employees or directors of ALPS or any of its affiliates. Except as provided in any other agreements between ALPS or its affiliates and the Fund, other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; transfer agency and custodial expenses; interest; fees and expenses of the Fund’s trustees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.            Right to Receive Advice.

(a)
Advice of the Fund and Service Providers. If ALPS is in doubt as to any action it should or should not take in connection with the services to be provided hereunder, ALPS may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b)
Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take in connection with the services to be provided hereunder, ALPS may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or ALPS, at the option of ALPS).

(c)
Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)
In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)	the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodian or other service providers;

(ii)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii)
losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party;

(iv)	ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)	loss of data or service interruptions caused by equipment failure; or

(vi)	any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

(c)
ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents, and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.  Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

5.
Reports. Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

6.
Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7.
Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Fund. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

8.
Confidential and Proprietary Information. ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where ALPS may be exposed to civil, regulatory, or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information. ALPS shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers. The Fund and ALPS shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

9.
Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund or its Portfolios hereunder shall cause the Fund and its Portfolios to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund or any of its Portfolios of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund or any Portfolio.

10.	Representations and Warranties of ALPS. ALPS represents and warrants to the Fund that:

(a)	It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)
It has and will keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS’ activities on behalf of the Fund and its Portfolios in the amount of at least $1,000,000, and will provide to the Fund upon request a certificate of insurance evidencing that such insurance is in full force and effect.

11.	Representations and Warranties of the Fund. The Fund represents and warrants to ALPS that:

(a)	It is a business trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)
Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

(e)
Fund hereby represents and warrants to ALPS that (a) the execution, delivery and performance of this Agreement by Fund does not breach, violate or cause a default under any agreement, contract or instrument to which Fund is a party or any judgment, order or decree to which Fund is subject; (b) the execution, delivery and performance of this Agreement by Fund has been duly authorized and approved by all necessary action; and (c) upon the execution and delivery of this Agreement by ALPS and Fund, this Agreement will be a valid and binding obligation of Fund.

(f)
Fund further represents and warrants to ALPS that the Treasurer position, filled by ALPS, shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use commercially reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after such officers ceases to serve as the Fund on substantially the same terms as such coverage is provided for the Fund officers after such persons are no longer officers of the Fund; or (c) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is provided for the Fund’s other officers (but for a period of no less than three years). The Fund shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

(g)
The Treasurer position, filled by ALPS, is named officer in the Trust’s corporate resolutions and subject to the provisions of the Trust’s Organizational Documents regarding indemnification of its officers.

12.
Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Articles of Incorporation, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

13.
Consultation Between the Parties.  ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

14.
 Liaison with Accountants. ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to each Portfolio. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

15.
Business Interruption Plan. ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

16.	Duration and Termination of this Agreement.

(a)
Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 13(c) hereof.

(b)
Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than ninety (90) days’ written notice to the other party given at any time during that successive annual period.

(c)
Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Default Payment (as defined below) or other liquidated damages.  “Termination for cause” hereunder shall mean:

(i)
material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of, or with respect to, its obligations, responsibilities and duties hereunder;

(ii)
regulatory, administrative or judicial proceedings against ALPS which result in a determination that, in rendering its services hereunder, ALPS has violated, or has caused the Fund or any of its Portfolios to violate any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund or any of its Portfolios of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

(iii)
financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)
Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.   In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

17.
Fees and Expenses Upon Termination.  Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund.  Additionally, ALPS reserves the right to charge a reasonable fee for its de-conversion services.  In the event of termination of this Agreement, the Fund agrees to pay ALPS promptly all amounts due ALPS hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination. If the Fund terminates this Agreement unilaterally without cause prior to the end of the Initial Term, it will be in default hereunder, causing substantial damages to ALPS.

18.
Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

19.
Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

20.
Compliance Program. ALPS maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-1 under the 1940 Act. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Fund any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Fund with an annual report of each Material Compliance Matter (as defined under Rule 38a-1 of the Investment Company Act of 1940, as amended) that occurred since the date of the last report. Upon request of the Fund, ALPS will provide to the Fund in connection with any periodic annual or semi-annual shareholder report filed by the Fund or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to ALPS’ performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, ALPS will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. ALPS reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments. ALPS will provide the Fund with such amendments or updates promptly upon effectiveness.

21.
Names. The obligations of the Fund entered into in the name or on behalf thereof by any trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

22.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

23.
Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.
1290 Broadway, Suite 1100
Denver, Colorado 80203
Attn: General Counsel

Fax: (303) 623-7850

To the Fund:

Name:	Cook & Bynum Funds Trust
Address:	2204 Lakeshore Drive, Suite 218
Birmingham, AL 35209

Attn:	J. Dowe Bynum

Fax:	(205) 877-0190

24.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.
Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS and the Fund may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

26.
Additional Portfolios. If the Fund establishes one or more additional portfolios with respect to which it wishes to retain ALPS to provide administrative, bookkeeping and pricing services hereunder, it will notify ALPS in writing. If ALPS is willing to render such services under this Agreement, it will so notify the Fund in writing, whereupon such series will become a “Portfolio” as defined hereunder and will be subject to the provisions of this Agreement to the same extent as the Fund is named above, except to the extent that such provisions are modified with respect to such new Portfolio in writing by the Fund and ALPS.

27.
Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COOK & BYNUM FUNDS TRUST

By: /s/ J. Dowe Bynum

Name: J. Dowe Bynum

Title: Trustee, Vice-President and Secretary

ALPS FUND SERVICES, INC.

By: /s/ Jeremy O. May

Name: Jeremy O. May

Title: President

APPENDIX A
LIST OF PORTFOLIOS

The Cook & Bynum Fund

APPENDIX B

SERVICES

Fund Administration
• Prepare annual and semi-annual financial statements
• Coordinate layout and printing of reports
• Prepare and file Forms N-SAR, N-CSR, N-Q and 24f-2
• Host annual audits and SEC exams
• Perform monthly prospectus compliance and IRS/SEC diversification tests
• Calculate performance figures
• Prepare required reports for quarterly Board meetings
• Monitor expense ratios
• Maintain budget vs. actual expenses
• Manage fund invoice approval and bill payment process
• Maintain and coordinate Blue Sky registration
• Assist with placement of Fidelity Bond and E&O insurance
• Coordinate reporting to outside agencies including Morningstar, etc.
• Serve as Treasurer to the funds

Fund Accounting
• Calculate daily NAVs
• Transmit daily NAVs to NASDAQ, Transfer Agent and other third parties
• Compute yields, expense ratios, portfolio turnover rates, etc.
• Calculate income dividend rates
• Reconcile cash and investment balances with the custodian
• Support preparation of financial statements
• Prepare required Fund Accounting records in accordance with the 1940 Act

Tax
• Perform monthly, quarterly or annual distribution calculations, as appropriate, including  distributions necessary to avoid excise tax
• Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements
• Prepare and file federal and state income tax returns (and appropriate extensions)
• Prepare and file federal excise tax returns
• Perform wash sale deferral and tax straddle deferral activity analysis

APPENDIX C

COMPENSATION

Greater of $155,000 annual minimum or:

Annual Net Assets	Basis Points
Between $0 - $1 Billion	5.0
$1 Billion - $3 Billion	4.0
Above $3 Billion	3.0

Out-of-Pocket Expenses:
All out-of-pocket expenses are passed through to the client at cost, including but not limited to: third party security pricing fees, Bloomberg fees, Gainskeeper fees, Blue Sky fees charged by the states and Blue Sky permit fees, control review reports, travel expenses to Board meetings and on-site supervisory reviews, board book/materials printing and mailing, extra costs for expediting reviews, FINRA advertising/filing fees, registered representative licensing, fulfillment costs, confirmations and investor statements, postage, statement paper, NSCC interface fees, 22c-2 fees, sales reporting and customized programming/enhancements.

*  A charge of $250 will apply to any expedited review of sales and advertising literature.

LATE CHARGES:  All invoices are due and payable upon receipt.  Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.